Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Skyworks Solutions, Inc.:
We consent to the use of our reports dated December 13, 2006, with respect to the consolidated balance sheets of Skyworks Solutions, Inc. and subsidiaries (the Company) as of September 29, 2006 and September 30, 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended September 29, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of September 29, 2006, and the effectiveness of internal control over financial reporting as of September 29, 2006, incorporated herein by reference in this Registration Statement on Form S-3 and the prospectus that is a part thereof, and to the reference to our firm under the heading “Experts” in the prospectus.
Our report covering the 2006 consolidated financial statements includes an explanatory paragraph that refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” effective October 1, 2005.
/s/ KPMG LLP
Boston, Massachusetts
March 7, 2007